PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "CONTRACT") is made by and between VICORP RESTAURANTS, INC., a Colorado corporation ("SELLER") and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation ("BUYER"). In consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

                                    ARTICLE I
                                    PROPERTY

         1.1 PROPERTY TO BE CONVEYED. Subject to terms and provisions of this Contract, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all the following described property (collectively, the "PROPERTY"), subject to the Permitted Exceptions (as defined in Section 3.4 of this Contract):

         (a) That certain tract of land (the "LAND") located at 3802 East 82nd Street, Indianapolis, Indiana, described on EXHIBIT "A" attached hereto, the Land to be conveyed pursuant to a general warranty deed (the "DEED");

         (b) Any and all buildings and improvements (collectively, the "IMPROVEMENTS") upon the Land (such Land, Building and Improvements together being known as the "PREMISES");

         (c) All of Seller's interest in titles, interests, privileges, licenses and easements and other rights appurtenant to the Land;

         (d) All furniture, fixtures, equipment, or other personal property set forth on EXHIBIT "B" attached hereto (collectively, the "FF&E").

                                    ARTICLE 2
                                      PRICE

     2.1 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the property shall be One Million Two Hundred Thousand Dollars ($1,200,000.00)

     2.2 DEPOSIT.

         (a) Within three (3) business days after the Effective Date, Buyer shall deliver to Lawyers Title Insurance Corporation, 140 East Washington Street, Indianapolis, Indiana 46204-3689 ("ESCROW AGENT"), an earnest money deposit (collectively, together with all interest accrued thereon, the "DEPOSIT") in the amount of Ten Thousand Dollars ($10,000.00). If the transaction contemplated hereunder is consummated, the Deposit shall be credited to the Purchase Price payable by Buyer.

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         (b) The Deposit shall be deposited with a national banking institution in an interest-bearing escrow account with interest payable at the regular rate payable by the bank on such deposits. The interest shall become a part of the Deposit and shall be paid to the party entitled to the Deposit. The party entitled to the Deposit shall pay any income tax due on the interest. The parties hereto shall furnish Escrow Agent with their respective tax identification numbers.

     2.3 BALANCE AT CLOSING. Subject to pro-rations and/or credits provided for in this Contract, Buyer shall pay to Seller the Purchase Price, less the Deposit credited thereto by wire transfer at Closing (as hereinafter defined).

                                    ARTICLE 3
                          TITLE, SURVEY AND SITE AUDIT

     3.1 TITLE INSURANCE. Not later than thirty (30) days after the Effective Date, Seller, at its sole expense, shall cause Lawyers Title Insurance Corporation ("TITLE COMPANY") to provide to Buyer a current standard form title insurance commitment (the "TITLE COMMITMENT"), and showing, as the policy amount, the Purchase Price. Seller shall cause the Title Company to furnish to Buyer true and legible copies of all documents and instruments referred to as exceptions to title in the Title Commitment at such time as the Title Commitment is delivered.

     3.2 SURVEY. Not later than thirty (30) days after the Effective Date, Seller, at Seller's cost, shall provide to Buyer a current, correct, certified ALTA survey (the "SURVEY") of the Land prepared by a registered surveyor ("SURVEYOR"), which shall: (a) be certified to Seller, Buyer and Title Company;
(b) include a description of the Land; (c) certify as to the acreage of the Land; (d) depict the boundaries of the Land and the locations and dimensions of all Improvements; and (e) show (labeled with recording information), to the extent they can be located, all recorded easements or other restrictions or encumbrances affecting the Land or listed in the Title Commitment. The Survey must be satisfactory to the Title Company so as to permit it to delete any standard survey exception contained in the Title Commitment and Title Policy.

     3.3 REVIEW OF TITLE AND SURVEY MATTERS. Buyer shall have sixty (60) days after the Effective Date to review the Title Commitment, the Survey, and all attendant documents and materials and shall notify Seller of any objections Buyer has to any matters shown or referred to therein. If Buyer fails to notify Seller in writing of its objection to the Title Commitment or the Survey, within said sixty (60) day period, Buyer shall be deemed to have waived its right to object thereto and same shall be deemed a "PERMITTED EXCEPTION"; provided, however, in no event shall any lien, lease, encumbrance, exception, easement, restriction, defect or other matter which does not appear on the Title Commitment or the Survey or arises after the effective date thereof, be deemed a Permitted Exception unless consented to by Buyer. Seller shall have the right to cure any matter shown by the Title Commitment and the Survey to which Buyer timely objects within thirty (30) days after Buyer provides written notice of such
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objections or such longer period as may be granted by Buyer in its sole discretion. If Seller is unable or unwilling to cure any such objections to the Title Commitment or the Survey within the allotted thirty (30) day time period, Buyer may, at its option, (i) waive the objection(s), in which case all such objections shall be deemed Permitted Exceptions, and proceed to close the transaction contemplated hereunder or (ii) terminate this Contract by written notice to Seller within three (3) days after the expiration of the allotted thirty (30) day time period as set forth above and thereupon, have returned to it by Escrow Agent the Deposit, and thereafter, neither party shall have any further rights or obligations hereunder.

                                    ARTICLE 4
                                  CONTINGENCIES

     4.1 INSPECTION PERIOD. For and in consideration of Ten Dollars ($10.00) (the "INDEPENDENT CONSIDERATION") which is part of the Deposit and other good and valuable consideration, the sufficiency of which is hereby acknowledged:

         (a) Buyer shall have the right to investigate all aspects of the Property, to assist Buyer in Buyer's investigation of the Property, Seller shall, within five (5) business days after the Effective Date, furnish to Buyer (by mail or overnight courier), copies of the following items with respect to the Property in Seller's possession: (a) Seller's prior title insurance policy;
(b) Seller's prior survey(s); (c) ad valorem real property tax bills for two (2) years; (d) any existing plans and specifications for the Improvements; (e) all development plans, "DRI's," zoning or the land use information or documentation;
(f) site plans; and (g) engineering reports, hazardous waste assessments, environmental reports, soil tests, substrata studies, geotechnical reports, or any other similar reports. All of the foregoing items to be furnished by Seller shall collectively be referred to as the "PROPERTY DOCUMENTS".

         (b) Except as provided in Article 3, Buyer shall have seventy-five (75) days (the "INSPECTION PERIOD") from the Effective Date to investigate the Property.

         (c) During the Inspection Period, Buyer and Buyer's agents (including, without limitation, contractors, inspectors, and engineers) shall have the right to enter the Property to perform inspections and tests, provided reasonable notice is given to Seller and reasonable precautions are taken to protect the Property. Seller agrees to cooperate in connection with the foregoing and agrees that Buyer and Buyer's agents shall be provided promptly, upon request, such access as shall be reasonably necessary to examine the Property.

         (d) If for any reason whatsoever, during the Inspection Period, Buyer elects not to proceed with the transaction contemplated herein, Buyer may declare this Contract terminated by notifying Seller and Escrow Agent of such election and Escrow Agent shall return the Deposit to Buyer, and both Seller and Buyer will be relieved of any further obligation hereunder. Failure to so notify Seller and Escrow Agent within said time period shall be deemed a waiver by Buyer of any right to terminate this Contract under this Section.

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         (e) Buyer shall restore any damage caused by its investigation and
Buyer shall indemnify and hold Seller harmless from all claims, and from any loss, costs, or expenses incurred by Seller and which relate to or are caused by Buyer or its agents in conjunction with its inspection of the Premises or any harm caused to third parties.

     4.2 PERMITS AND APPROVALS. Within thirty (30) days after the Effective Date, Buyer shall apply for and proceed with due diligence to obtain the permit(s) (including, without limitation, building and utility permits, operating permits and alcoholic beverage licenses) and approval(s) (collectively, the "PERMITS AND APPROVALS") required to remodel the Improvements and to operate a full-service restaurant at the Premises, and Seller shall cooperate with Buyer in doing so. Buyer shall provide notice ("PERMIT NOTICE") to Seller of its receipt of such Permits and Approvals within ten (10) business days of Buyer's receipt of all such Permits and Approvals. In the event Buyer fails to obtain such required Permits and Approvals or to waive such contingency on or prior to the expiration of the Inspection Period, Seller shall have returned to Buyer by Escrow Agent the Deposit, and thereafter, neither party shall have any other rights or obligations hereunder, except as set forth under
Section 4.1(e) which shall survive the termination of this Contract; provided, however, that Buyer shall have diligently pursued such Permits and Approvals during the Inspection Period.

     4.3 FINANCING. Within twenty (20)days after the Effective Date, Buyer shall apply for and proceed with due diligence to obtain financing for Buyer's purchase contemplated herein in the amount of seventy-five percent (75%) of the aggregate of the Purchase Price and Buyer's estimated cost of Buyer's planned improvements on the Land and upon terms and conditions, including, without limitation, market rates, acceptable to Buyer in Buyer's sole discretion. Buyer shall provide notice to Seller of its receipt of a commitment for such financing within ten (10) business days of Buyer's receipt thereof. If Buyer fails to obtain such financing during the Inspection Period, Buyer may declare this Contract terminated by notifying Seller and Escrow Agent of such election, and Escrow Agent shall return the Deposit to Buyer immediately thereafter, and both Buyer and Seller will be relieved of any further obligation hereunder. Failure to so notify Seller within the Inspection Period shall be deemed waiver by Buyer of any right to terminate this Contract under this Section.

     4.4 BOARD APPROVAL. As soon as practicable after the Effective Date, Buyer shall pursue approval by its Board of this Contract and the purchase contemplated herein. If Buyer fails to obtain such approval prior to the expiration of the Inspection Period, Buyer may declare this Contract terminated by notifying Seller and Escrow Agent of such election, and Escrow Agent shall return the Deposit to Buyer immediately thereafter, and both Buyer and Seller will be relieved of any further obligation hereunder. Failure to so notify Seller and Escrow Agent within said time period shall be deemed a waiver by Buyer of any right to terminate this contract under this section.

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                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents-and warrants that as of the Effective Date and the Closing Date:

         (a) Seller has granted no persons or entities the right to occupy or use the Premises other than Seller;

         (b) Seller owns the Premises in fee simple, and Seller has the full authority to execute, deliver, and perform this Contract and to convey title to the Property to Buyer on the Closing Date.

         (c) Seller has received no written notice of any: (i) violations of law, municipal ordinances, or current zoning existing at the Premises; and
(ii) changes of or to building, fire, water, use, health, environmental or other statutes, ordinances, regulations, orders, or requirements, whether federal, state, county, municipal, or otherwise, which are pending or have been proposed which directly or indirectly affect the Premises.

         (d) Seller has received no written notice of any eminent domain or condemnation proceeding currently pending against the Premises or any part thereof or any threat of any such proceeding.

     5.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants as of the Effective Date and the Closing Date:

         Buyer is a corporation duly authorized, existing and in good standing under the laws of Delaware. Except as stated in this Purchase and Sale Agreement, the execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

                                    ARTICLE 6
                                     CLOSING

     6.1 TIME AND PLACE OF CLOSING. The closing (the "CLOSING") contemplated by this Contract shall take place at the Title Company's offices in Indianapolis, Indiana. The Closing shall occur on a date (the "CLOSING DATE") within fifteen
(15) days after the expiration of the Inspection Period.

     6.2 SELLER'S OBLIGATIONS AT CLOSING. At Closing, Seller shall do or deliver the following:

         (a) execute and deliver to the agent for the Title Company, for recording, and delivery to Buyer, the Deed conveying to Buyer the Land subject only to the Permitted Exceptions;
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         (b) execute and deliver to Buyer a bill of sale in form and substance reasonably acceptable to Buyer transferring all of the FF&E to Buyer;

         (c) such evidence of authority and capacity of Seller and its representatives to consummate the transaction contemplated hereunder and other documentation and affidavits as the Title Company may reasonably require including, without limitation, a Certificate of Non Foreign Status as required by Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE"), if necessary, a 1099-S report as required by Section 6045 of the Code, and an Owner's Closing Affidavit;

         (d) an endorsement to or "mark-up" of the Title Commitment updating the effective date to the Closing Date, deleting the "gap" (risk for matters appearing of record between the effective date and the recording of the deed);

         (e) possession of the Property;

         (f) execute such other reasonable documents as may be required to be executed and/or provided to complete the transaction contemplated hereunder.

     6.3 BUYER'S OBLIGATIONS AT CLOSING. At Closing, Buyer shall do the following:

         (a) deliver to the agent for the Title Company, for the disbursement to Seller, the portion of the Purchase Price payable at Closing by wire transfer; and

         (b) execute and/or provide such other reasonable documents as may be required to be executed and/or provided to complete the transaction contemplated hereunder.

     6.4 CLOSING COSTS.

         (a) At Closing, Seller shall pay, or provide proof of payment, of the following costs and expenses:

               (i) the transfer of taxes or documentary stamps required on the
                   Deed;

              (ii) the premium payable for the standard form Title Policy; and

             (iii) the cost of the Survey.

         (b) Buyer shall pay, or provide proof of payment, of the recording fees in connection with the Deed, any endorsements to the standard form Title Policy, and any costs associated with the elimination of the "gap" referred to in paragraph 6.2(d).

     6.5 PRORATIONS. City, state, and county ad valorem taxes for the calendar year of Closing shall be prorated between Buyer and Seller at Closing based on the ad valorem tax bill

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for the Property (without discount), for such year; if these taxes are not known at the time of Closing, the proration shall be based upon the prior year's taxes and shall be prorated between Seller and Buyer as of midnight of the day immediately preceding the Closing Date; prorations favoring Buyer shall reduce the cash payable by Buyer at the Closing, and prorations favoring Seller shall increase the cash payable by Buyer at the Closing.

     6.6 SPECIAL ASSESSMENT LIENS. Certified, confirmed, and ratified special assessment liens as of the Closing Date are to be paid by Seller. Pending liens as of the Closing Date shall be assumed by Buyer. If the improvement has been substantially completed as of the Execution Date, such pending lien shall be considered as certified, confirmed, or ratified; and Seller shall, at Closing, be charged an amount equal to the last estimate of assessment for the improvement by the public body.

     6.7 FURTHER ASSURANCE. In addition to the obligations required to be performed hereunder by Seller and Buyer at Closing, Seller and Buyer each agree that they will, both prior to and after Closing, perform such other acts and will execute such other reasonable documents as the other may reasonably request in order to effectuate the consummation of the transaction contemplated herein in accordance with normal practices and to vest title to the Premises in Buyer.

                                    ARTICLE 7
                                  RISK OF LOSS

     7.1 RISK OF LOSS BY CASUALTY. The risk of loss or damage to the Premises by fire or other casualty prior to the Closing shall be on Seller. If such loss or damage does occur prior to Closing, Seller shall promptly notify Buyer. Thereafter, Buyer may, within fifteen (15) days after receipt of such notice, at Buyer's option, notify Seller of termination of the Contract in which case Escrow Agent shall return the Deposit to Buyer and this Contract shall thereafter be null and void. If Buyer does not so terminate this Contract, Buyer shall be entitled to receive all insurance proceeds resulting therefrom (not exceeding, however, the total purchase price) which are payable (less any amounts Seller may have paid in repairing or restoring the Property), and Seller shall at Closing pay to Buyer any "deductible" amounts under the policy.

     7.2 RISK OF LOSS BY CONDEMNATION. The risk of condemnation of the Property prior to the Closing shall be on Seller. If such condemnation does occur prior to Closing, Seller shall promptly notify Buyer; Buyer may, within fifteen (15) days after receipt of such notice, at Buyer's option, notify Seller of termination of this Contract, in which case the Escrow Agent shall return the Deposit to Buyer; and this Contract shall thereafter be null and void. If Buyer does not so terminate this Contract, Buyer shall be entitled to receive all condemnation proceeds (not exceeding, however, the Purchase Price) resulting therefrom.

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                                    ARTICLE 5
                                    DEFAULTS

     8.1 DEFAULT BY SELLER. If Seller fails to perform any of Seller's obligations hereunder, Buyer shall have the right to either: (a) declare this Contract terminated and receive the return of the Deposit; or (b) sue for damages, specific performance, or both.

     8.2 DEFAULT BY BUYER. If Buyer fails to perform Buyer's obligations hereunder, Seller may elect to either (a) treat this contract as terminated and receive the Deposit as Seller's sole exclusive remedy; or (b) Seller may elect to treat this contract as being in fUll force and effect and Seller shall have the right to specific performance.

                                    ARTICLE 9
                         ESCROW AGENT'S RESPONSIBILITIES

     9.1 HOW DEPOSIT HELD. Escrow Agent, by its joinder in this Contract, agrees to hold the Deposit, when received and to disburse the same only in accordance with the terms and conditions of this Contract. When Closing occurs, Escrow Agent shall deliver the Deposit to the title agent handling the disbursement of the closing funds. In the event either party requests Escrow Agent to disburse the Deposit to that party, Escrow Agent shall be entitled to refuse to do so unless the other party agrees to the disbursement in writing. In the absence of written agreement of both Buyer and Seller as to the disbursement of the Deposit, Escrow Agent may continue to hold such funds until the parties agree to disbursement thereof or until a judgment of a court of competent jurisdiction determines the rights of the parties to the Deposit. If Escrow Agent is in doubt as to its duties or liabilities under the provisions of the Contract, Escrow Agent may interplead the funds into the Court of general jurisdiction of the County where the Property is located, whereupon after notifying all parties concerned with such action, all liability on part of Escrow Agent shall terminate. Escrow Agent shall not be liable to either party for breach of its duties hereunder except in the case of gross negligence or willful malfeasance by Escrow Agent.

     9.2 INDEMNITY OF ESCROW AGENT. Buyer and Seller hereby each agree, jointly and severally, to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including without limitation, costs of reasonable legal fees incurred by Escrow Agent in connection with any litigation arising from this Contract, except for matters arising out of the gross negligence or willful malfeasance of Escrow Agent.

                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 ASSIGNMENT. Buyer may not assign Buyer's rights under this Contract without Seller's consent. Seller may not assign or otherwise transfer its rights under this Contract nor its title to the Property without Buyer's consent.

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     10.2 NOTICES. Any notice which either party may or is required to give hereunder shall be given in writing to the other party, each at the address set forth below, or as such other address as may be designated in writing by the parties from time to time by (i) certified or registered mail, return receipt requested, postage prepaid; (ii) overnight delivery, delivery fees prepaid; or
(iii) facsimile with a hard copy to follow via first-class mail, postage prepaid. Rejection or their refusal to accept, or the inability to deliver because of a changed address of which no notice was give shall be deemed to be receipt of the notice as of the date of such rejection, refusal, or inability to deliver:

      To Buyer:              16313 North Dale Mabry Highway
                             Suite 100
                             Tampa, Florida 33618
                             Attn: Mr. Dan Parz
                             Telephone: 813/961-0944
                             Telecopy: 813/961-6865

      With a copy to:        Fowler, White, Gillen, Boggs, Villareal &
                              Banker, P.A.
                             501 East Kennedy Boulevard, Suite 1700
                             Tampa, Florida 33602
                             Attn:  Jeffrey C. Shannon, Esq.
                             Telephone: 813/228-7411
                             Telecopy: 813/229-8313

      To Seller:             VICORP Restaurants, Inc.
                             Attn: Kenneth H. Card
                             400 W. 48th Avenue
                             Denver, Colorado 80216
                             Telephone: 303/296-2121
                             Telecopy: 303/642-2668

      Stanley Ereckson, Jr.: VICORP Restaurants, Inc.
                             Attn:  Stanley Ereckson, Jr.
                             400 W. 48th Avenue
                             Denver, Colorado 80216
                             Telephone: 303/296-2278
                             Telecopy: 303/672-2668

      To Escrow Agent:       Lawyers Title Insurance Corporation
                             140 East Washington Street
                             Indianapolis, Indiana 46204-3689
                             Telephone: 317/633-2933
                             Telecopy: 317/633-6276

     10.3 ENTIRE AGREEMENT. This Contract constitutes the entire understanding among the parties with respect to the transaction contemplated herein, and all prior or
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contemporaneous agreements and representations, oral or written, are merged into this Contract. No provision of this Contract may be waived or modified except by writing signed by the party against which the enforcement of such waiver or modification is sought, and then only to the extent set forth in the writing.

     10.4 APPLICABLE LAW. This Contract shall be governed by the laws of the State of Indiana. Both parties hereto agree to submit to the jurisdiction of the courts of the State of Indiana.

     10.5 ATTORNEYS' FEES AND COSTS. In the event of any litigation arising out of this Contract, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

     10.6 BROKERS. Seller and Buyer warrant each to the other that they have not dealt with any real estate broker or salesperson with regard to the transaction other than Joann M. Serdar of B.A. Carter Company and Bryan Chandler of Olympia Partners, Ltd. (collectively, "BROKERS"). Seller shall be responsible for paying Brokers pursuant to a separate agreement between them. Buyer agrees to indemnify and hold Seller harmless from any commission claimed by any other broker or third party arising by virtue of this transaction as the result of Buyer's acts. Seller agrees to indemnify and hold Buyer harmless from any commission claimed by any other broker or third party arising by virtue of this transaction as the result of Seller's acts.

     10.7 HEADINGS. Article, section and paragraph headings are for convenience only and shall not control or affect the meaning of the paragraph.

     10.8 BINDING EFFECT. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors, and assigns (subject, however, to the restrictions set forth above on assignment).

     10.9 INTERPRETATION. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.

     10.10 SEVERABILITY. If any provision of this Contract is invalid or unenforceable, such invalidity or unenforceability shall not affect any of the provisions hereof.

     10.11 TIME OF ESSENCE. Time is of the essence. Should any period of time specified herein end on a Saturday, Sunday, or legal holiday, the period of time shall automatically be extended to 5:00 p.m. of the next full business day.

     10.12 EFFECTIVE DATE. The effective date (the "EFFECTIVE DATE") of this Contract shall be the date on which the last of Seller and Buyer shall sign the same.

     10.13 FINAL DATE FOR EXECUTION. This Contract shall be null and void if not executed by Seller on or before ten (10) business days after the date executed by Buyer.

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     IN W1TNESS WHEREOF, the parties hereto have executed this Contract.

Signed, sealed, and delivered in
the presence of:
                                         VICORP RESTAURANTS, INC.
                                         a Colorado corporation

/s/ STANLEY ERECKSON
--------------------
                                         By: /s/ CHARLES R. FREDERICKSON
                                             ----------------------------------
/s/ KENNETH CARD                         Name: Charles R. Frederickson
-------------------                           ---------------------------------
                                         Title: Chairman
                                               --------------------------------

                                         (CORPORATE SEAL)

                                         Executed on:    OCTOBER 22, 1997
                                                      ---------------
                                         "SELLER"


                                         SHELLS SEAFOOD RESTAURANTS, INC.
                                         a Delaware corporation
/s/ TRACY DELATORE
-------------------
                                         By: /s/ W.E. HATTAWAY
                                             ----------------------------------
/s/ PATTY MEW                            Name: W.E. Hattaway
-------------------                            --------------------------------
                                         Title: President
                                                -------------------------------

                                         (CORPORATE SEAL)

                                         Executed on: OCTOBER 17, 1997
                                                      ----------

                                         "BUYER"

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